UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 4, 2005
SS&C TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28430	06-1169696

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Lamberton Road, Windsor, CT	06095

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (860) 298-4500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     On July 28, 2005, Sunshine Merger Corporation and its parent company, Sunshine Acquisition Corporation (“Holdings”), each of which is a Delaware corporation currently owned by investment funds affiliated with The Carlyle Group (“Carlyle”), entered into an Agreement and Plan of Merger with SS&C Technologies, Inc., which was subsequently amended on August 25, 2005 (the “Merger Agreement”). Pursuant to the Merger Agreement, Sunshine Merger Corporation will merge with and into SS&C Technologies, Inc., with SS&C Technologies, Inc. remaining as the surviving entity and a wholly owned subsidiary of Holdings (the “Acquisition”). As a result of the Acquisition, Carlyle and certain members of our management will own Holdings. When used herein, the terms “SS&C,” “the Company,” “we,” “our” and “us,” except as otherwise indicated or as the context otherwise indicates, refer to SS&C Technologies, Inc., and its subsidiaries after giving effect to consummation of the Transactions (as defined herein) and “FMC” refers to Financial Models Company, Inc., which we acquired on April 19, 2005.
     The information in this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or Section 11 of the Securities Act of 1933, as amended, or otherwise subject to the liabilities of those sections.
Cautionary Note Regarding Forward-Looking Statements
     This Current Report on Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “may,” “will,” “intends,” “estimates,” “expects,” “should,” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. We have included important factors in the cautionary statements below, particularly under the heading “Risk Factors,” that we believe could cause our actual results to differ materially from the forward-looking statements that we make. Except as required by law, we do not intend to update information contained in any forward-looking statement we make.
     The Company is hereby furnishing the following information regarding its business:

Company Overview
       We are a leading provider of a broad range of highly specialized proprietary software and software-enabled outsourcing solutions for the financial services industry. Our software facilitates and automates mission-critical processing for information management, analysis, trading, accounting, reporting and compliance. For over 19 years, our products and services have helped our customers solve complex information processing requirements and improve the effectiveness and productivity of their investment professionals. We generate revenues by licensing our proprietary software to users (coupled with renewable maintenance contracts), leveraging our software to provide outsourcing solutions, and providing professional services to implement and otherwise support our products. Our business model is characterized by significant contractually recurring revenue, high operating margins and significant cash flow. For the twelve months ended September 30, 2005, we generated pro forma adjusted revenues of $187.0 million, pro forma Adjusted EBITDA of $70.3 million and pro forma Adjusted EBITDA minus capital expenditures of $66.5 million.
       We provide over 50 products and services to more than 4,000 clients globally in seven vertical markets in the financial services industry:

•	insurance entities and pension funds

•	institutional asset managers

•	hedge funds and family offices

•	multinational banks, retail banks and credit unions

•	commercial lenders

•	real estate property managers

•	municipal finance groups
       We believe that we are a leading provider of financial management software in the sectors within the highly fragmented market for financial services software in which we compete. Our customers include many of the largest and most well-recognized firms in the financial services industry, which together manage over $7 trillion in assets worldwide. Our revenue is highly diversified, with no single client accounting for more than 4% of combined SS&C and FMC revenue for fiscal 2004. We have continued to migrate our business to a contractually recurring revenue model (79% of our pro forma revenue for the twelve months ended September 30, 2005 was contractually recurring in nature), which helps us minimize the fluctuations in revenues and cash flows typically associated with non-recurring software license revenues and enhances our ability to estimate our future results of operations. We have experienced average revenue retention rates in each of the last three years of greater than 90% on our maintenance and outsourcing service contracts for our core enterprise software products, which generate a substantial majority of our contractually recurring revenue. We believe that the high-value added nature of our products and services have enabled us to maintain our high revenue retention rates.

       We were founded in 1986 by William C. Stone, who has served as our Chairman and Chief Executive Officer since our inception. We have grown our business by increasing sales of products and services to existing customers, attracting new clients to increase our installed customer base, and utilizing internal product development and complementary acquisitions to capitalize on evolving market opportunities. We believe we offer one of the broadest selections of products and services in the industry and offer multiple delivery options, allowing us to offer comprehensive end-to-end solutions to our customers.
Products and Services Overview
       Our products and services allow professionals in the financial services industry to efficiently and rapidly analyze and manage information, increase productivity, reduce costs and devote more time to critical business decisions. We provide highly flexible, scaleable and cost-effective solutions that enable our clients to meet growing and evolving regulatory requirements, track complex securities, better employ sophisticated investment strategies and scale efficiently with growing assets under management. Our portfolio of over 50 products and services enables our customers to integrate their front-end functions (trading and modeling), with their middle-office functions (portfolio management and reporting) and their back-office functions (processing, clearing and accounting).
       Our delivery methods include software licenses with related maintenance agreements, software-enabled outsourcing alternatives (Business Process Outsourcing (BPO) and Application Service Provider (ASP)) and blended solutions. All of our outsourcing solutions are built around and leverage our own proprietary software.
       Software License and Related Maintenance Agreements. We license our software to clients through either perpetual or term licenses, both of which include annually renewable maintenance contracts. Maintenance contracts on our core enterprise software products, which typically incorporate annual pricing increases, provide us with a stable and recurring revenue base due to average revenue retention rates of over 90% in each of the last three years. We typically generate additional revenues as our existing clients expand usage of our products. For the twelve months ended September 30, 2005, license and maintenance revenue represented approximately 14.8% and 29.2% of total pro forma revenue, respectively.
       Software-Enabled Outsourcing. We provide a broad range of software-enabled outsourcing solutions for our clients, ranging from ASP services to full BPO services. By utilizing our proprietary software and avoiding the use of third-party products to provide our outsourcing solutions, we are able to greatly reduce potential operating risks, efficiently tailor our products and services to meet specific customer needs, significantly improve overall service levels and generate high overall operating margins and cash flow. Our outsourcing solutions are generally provided under two- to five-year non-cancelable contracts with required monthly payments. Pricing on our outsourcing services varies depending upon the complexity of the services being provided, the number of users, assets under management and transaction volume. Importantly, our outsourcing solutions allow us to leverage our proprietary software and existing infrastructure, thereby increasing our aggregate profits and cash flows. For the twelve months ended September 30, 2005, revenue from outsourcing represented 46.9% of total pro forma revenue.

•	Application Service Provider. We provide our clients with the ability to utilize our software and processing services remotely using web-based application services.

•	Business Process Outsourcing. We provide services under multiyear contracts that allow our customers to outsource back-office and support services and benefit from our proprietary software, specialized in-house accounting and technology resources, and our state-of-the-art processing and operations facilities.
       We also offer a range of professional services and product support to our clients. Professional services consist of consulting and implementation services provided by our in-house consulting teams. These teams include certified public accountants, chartered financial analysts, mathematicians and information technology (IT) professionals with experience in each of the seven vertical markets that we serve. In addition, we provide ongoing customer support and training through telephone support, online seminars, industry-specific articles (ebriefings) and classroom and online instruction.
Industry Background
       The financial services industry is the largest global investor in IT software and services, with 2005 global expenditures expected to reach approximately $145 billion according to a July 2004 IDC report. A December 2004 IDC report projects that during 2005, spending on IT software and services by the U.S. financial services industry will be nearly twice that of any other industry. In addition, a 2005 TowerGroup report forecasts IT expenditures on software, professional services and outsourcing by the U.S. financial services industry to grow at a compound annual growth rate of over 9% from 2004 to 2008, while expenditures on IT outsourcing are expected to grow at a compound annual growth rate of over 12% during the same period. Financial services companies are increasingly relying on third-party vendors for new software products and services given the resources and expertise required to develop, support and maintain these products and services on a cost-effective basis.
       Increasing IT spending by financial services firms is being driven in part by increasing assets under management and higher financial transaction volumes. According to Empirical Research Partners, U.S. assets under management are projected to grow at an 8% compound annual growth rate from $21.0 trillion in 2004 to $31.2 trillion in 2009. The considerable growth in financial transaction volumes is evidenced by a 17% compound annual growth rate in the aggregate number of shares traded on the Nasdaq National Market, the New York Stock Exchange and the American Stock Exchange from 1995 to 2004.
       We believe that several factors will continue to drive growth in financial services IT spending, including:

•	rapidly changing market conditions;

•	increasing transaction volumes with shorter settlement cycles;

•	increasing assets under management;

•	fierce global competition;

•	constantly evolving regulatory requirements with increasing regulatory oversight;

•	increasing number, and greater complexity, of asset classes and securities products;

•	outsourcing of non-core business functions; and

•	consolidation of industry assets at both large insurers and asset managers.
       As a result of these factors, many financial services organizations face an increasing gap between the amount and complexity of data that they must analyze and control and their finite internal IT resources. To meet these demands, financial services organizations continue to turn to flexible, cost-effective, rapidly deployable software and software-enabled outsourcing solutions that support informed, real-time business decision-making and regulatory compliance.
Our Strengths
       We believe that attractive industry dynamics coupled with our competitive advantages will enable us to continue to expand over the coming years.
       Highly Diversified and Stable Customer Base. By providing mission-critical, well-established software products and services, we have developed a large installed customer base within the diverse end markets in the financial services industry that we serve. Our client base of over 4,000 includes some of the largest and most well recognized firms in the financial services industry. We believe that our high-quality products and superior services have led to long-term customer relationships, some of which date from our earliest days of operations in 1987. During fiscal 2004, our top 10 customers represented approximately

20% of combined SS&C and FMC revenue, with no single customer accounting for more than 4%. We have experienced average revenue retention rates of over 90% on our maintenance and outsourcing contracts for our core enterprise software products in each of the last three years.
       High Margin, Scaleable Business Model that Generates Significant Free Cash Flow. We have consistently improved operating margins since 2001 by increasing sales across our existing cost structure and driving higher levels of contractually recurring revenue. For the twelve months ended September 30, 2005, our pro forma Adjusted EBITDA margin was 37.6%. The combination of our strong profitability, moderate capital expenditures (less than 3% of pro forma revenue for the twelve months ended September 30, 2005) and minimal working capital requirements allows us to generate high levels of free cash flow. We believe we currently have adequate resources and infrastructure to support our business plans and, as a result, anticipate that our business model will continue to lend itself to generating high operating margins and significant free cash flow.
       Substantial Contractually Recurring Revenue. We continue to focus on growing contractually recurring revenue streams from our software-enabled outsourcing solutions and maintenance services because they provide greater predictability in the operation of our business and enable us to build valued long-term relationships with our clients. The shift to a more recurring revenue based business model has reduced volatility in our revenue and earnings, and increased management’s ability to estimate future results. Contractually recurring revenue represented approximately 79% of total pro forma revenue for the twelve months ended September 30, 2005, up from 23% of total revenue in 1997.
       Ownership of Outsourcing Software Promotes Higher Margins and Product Improvement. We use our own proprietary software products and infrastructure to provide our software-enabled outsourcing services, resulting in high overall operating margins and multiyear contractually recurring revenue. In addition, our daily usage of these products in the execution of our BPO business allows us to quickly identify and deploy product improvements and respond to client feedback, enhancing the competitiveness of both our license and outsourcing offerings. This continuous feedback process provides us with a significant advantage over many of our competitors, specifically those software competitors that do not provide outsourcing services and therefore do not have the same level of hands-on experience with their products, as well as outsourcing competitors that utilize third-party technology and are therefore dependent on third-party software providers for key service support and product development.
       Attractive Industry Dynamics. We believe that we will benefit from favorable dynamics in the financial services industry, including the growth of worldwide IT spending on software, professional services and outsourcing. According to a 2005 TowerGroup report, IT spending by the U.S. financial services industry on software, professional services and outsourcing is expected to grow at a compound annual growth rate of over 9% from 2004 to 2008, while expenditures on IT outsourcing are expected to grow at a compound annual growth rate of over 12% during the same period. In addition to these favorable spending trends, other favorable growth factors include: increasing assets under management and transaction volumes; constantly evolving regulatory requirements; the increasing number, and greater complexity, of asset classes; and the challenge to enable real-time business decision making amid increased amounts and complexity of information. We believe that these trends, coupled with our ability to leverage our extensive industry expertise to rapidly react to our customers’ needs and incremental penetration opportunities within the financial services industry, will further drive our organic growth.
       Extensive Industry Expertise. Our team of over 230 development and service professionals has significant expertise across the seven vertical markets that we serve and a deep working knowledge of our clients’ businesses. By leveraging this expertise and knowledge, we have developed, and continue to improve, our software products and services to enable our clients to overcome the complexities inherent in their businesses.
       Successful, Disciplined Acquisition History. We have a proven ability to acquire and integrate complementary businesses. Our experienced senior management team leads a rigorous evaluation of our acquisition candidates to ensure that they satisfy our product or service needs and will successfully integrate with our business while meeting our targeted financial goals. As a result, each of our acquisitions has contributed a marketable product or service that has added to our revenues. In addition, our acquisitions have enabled us to expand our product and service offerings to our existing customers and given us the opportunity to market our existing products into new markets or client bases. We also have generally been able to improve the operational performance and profitability of the acquired businesses. In addition, we believe that our acquisitions have been a low risk extension of our research and development effort that has enabled us to purchase proven products without the uncertainty of in-house development. On April 19, 2005, we purchased all of the outstanding stock of FMC for $159.0 million in cash. FMC is a leading provider of comprehensive investment management systems that complement our product and service offerings to meet the front-, middle-and back-office needs of the investment management industry. FMC generated revenues and EBITDA of $56.0 million and $7.7 million, respectively, for the fiscal year ended February 28, 2005. This acquisition is our largest to date and provides us with significant opportunities to grow revenues while eliminating duplicative costs. We anticipate that annual cost savings from the 134 employees and contractors who were terminated or otherwise left the company and other savings from efficiencies that we have recognized will be approximately $12.0 million. Giving effect to these cost savings as of March 1, 2004, we estimate that FMC would have generated approximately $20.0 million in EBITDA for its fiscal year ended February 28, 2005.
       Experienced Management Team with an Average of Over 15 Years of Experience. Our management team has an established track record of operational excellence. On average, our senior management team has more than 15 years of experience with us or other companies in the software and financial services industries. Under their leadership, we believe that we have met or exceeded Wall Street consensus expectations for the past 18 quarters.
       Significant Equity Investments from Our CEO and Carlyle. Our founder and Chief Executive Officer, William C. Stone, has agreed to invest approximately $165.0 million of equity in the Transactions, and we expect certain other management and employee option holders to invest approximately $5.0 million of additional equity. This significant equity contribution by management together with the investment of approximately $385.0 million by Carlyle will account for over 50% of our pro forma capitalization. Our management team will have the ability to earn an additional 15% of our fully diluted equity upon their achievement of certain performance targets.
Business Strategy
       Our goal is to be the leading provider of superior technology solutions to the financial services industry. To achieve our goal, we intend to:
       Grow Our Software-Enabled Outsourcing and Other Contractually Recurring Revenues. We plan to further increase our contractually recurring revenue streams from our software-enabled outsourcing solutions and maintenance services because they provide us with greater predictability in the operation of our business and enable us to build valued relationships with our clients. We believe that our software-enabled outsourcing solutions provide an attractive alternative to clients that do not wish to install, run and maintain complicated financial software.
       Increase Revenues from Our Existing Clients. Revenues from our existing clients generally grow along with the volume of assets that they manage. While we expect to continue to benefit from this trend, we intend to continue to use our deep understanding of the financial services industry to identify other opportunities to increase our revenues from our existing clients. Many of our current customers use our products for a relatively small portion of their total funds and investment vehicles under management, providing us with excellent opportunities for growth as we attempt to gain a larger share of their business. We have been successful in, and expect to continue to focus our marketing efforts on, providing additional modules or features to the products and services our existing clients already use, as well as cross-selling our other products and services to them.
       Enhance Our Product and Service Offerings to Address the Specialized Needs of Our Clients. We have accumulated substantial financial expertise since our founding in 1986 through close working relationships with our clients, resulting in a deep knowledge base that enables us to respond to their most complex financial, accounting, actuarial, tax and regulatory needs. We intend to leverage our expertise by continuing to offer products and services that address the highly specialized needs of the financial services industry. Our internal product development team works closely with marketing and support personnel to ensure that product evolution reflects developments in the marketplace and trends in client requirements. In addition, we intend to continue to develop our products in a cost-effective manner by leveraging common components across product families. We believe that we enjoy a competitive advantage because we can address the investment and financial management needs of high-end clients by providing industry-tested products and services that meet global market demands and enable our clients to automate and integrate their front-, middle-and back-office functions for improved productivity, reduced manual intervention and bottom-line savings.
       Maintain Our Commitment to the Highest Level of Client Service. We intend to continue to differentiate ourselves from our competition through our commitment to the highest level of client service. Our clients include large, sophisticated institutions with complex systems and requirements, and we understand the importance of providing them with both the experience of our senior management and the technical expertise of our sales, professional services and support staffs. Our commitment begins with our senior management team, which actively participates in creating and building client relationships. For each solution deployment, we analyze our client’s needs and assemble a team of appropriate industry vertical and technical experts who can quickly and efficiently deliver tailored solutions to the client. We provide our larger clients with a full-time dedicated client support team whose primary responsibility is to resolve questions and provide solutions to address ongoing needs. We expect to build even greater client loyalty and generate high-quality references for future clients by leveraging the individual attention and industry expertise provided by our senior management and staff.
       Capitalize on Acquisition Opportunities. We believe that the market for financial services software and services is highly fragmented and rapidly evolving, with many new product introductions and industry participants. To supplement our internal development efforts and capitalize on growth opportunities, we intend to continue to employ a disciplined and highly focused acquisition strategy. We will seek to opportunistically acquire, at attractive valuations, businesses, products and technologies in our existing or complementary vertical markets.

       SS&C Technologies, Inc. was organized as a Connecticut corporation in March 1986 and reincorporated as a Delaware corporation in April 1996. Sunshine Merger Corporation was organized as a Delaware corporation in July 2005 and formed exclusively for the purpose of effecting the Acquisition. Our principal executive offices are located at 80 Lamberton Road, Windsor, Connecticut 06095. The telephone number of our principal executive offices is (860) 298-4500. Our Internet address is http://www.ssctech.com. The contents of our website are not part of this Current Report on Form 8-K.

The Transactions
       On July 28, 2005, Sunshine Merger Corporation and Holdings entered into an Agreement and Plan of Merger with SS&C Technologies, Inc., which was subsequently amended on August 25, 2005. Pursuant to the Merger Agreement, SS&C will become a wholly owned subsidiary of Holdings and our outstanding common stock will be converted into the right to receive $37.25 per share in cash.
       We expect that the following transactions will occur in connection with the Acquisition:

•	Carlyle will capitalize Holdings with an aggregate equity contribution of $386.9 million (which may be adjusted as set forth in note 3 of “Sources and Uses”);

•	William C. Stone, our Chairman and Chief Executive Officer, is expected to contribute $165.0 million in equity to Holdings as more fully described in “Certain Relationships and Related Party Transactions — Contribution and Subscription Agreement,” and we expect certain other management and employee option holders to contribute approximately $5.0 million of additional equity in the form of rollover options;

•	we will enter into senior secured credit facilities (our “new senior credit facilities”) consisting of (i) a $75.0 million revolving credit facility, of which we anticipate that $10.0 million will be drawn on the closing date of the Transactions and the equivalent of up to $10.0 million may be drawn in Canadian dollars after the closing either by us or one of our Canadian subsidiaries and (ii) a $275.0 million term loan B facility, which will be fully drawn on the closing date and of which the equivalent of $75.0 million will be drawn in Canadian dollars by one of our Canadian subsidiaries;

•	we will issue and sell $205.0 million in aggregate principal amount of notes, or the “notes”;

•	all outstanding options to purchase shares of our common stock will become fully vested and immediately exercisable, and each outstanding option (other than options held by (i) non-employee directors, (ii) certain individuals identified in a schedule to the Merger Agreement and (iii) individuals who hold options that are exercisable for fewer than 100 shares of our common stock) will, subject to certain conditions, be assumed by Holdings and converted into an option to acquire common stock of Holdings; and

•	all in-the-money warrants to purchase shares of our common stock will be cancelled in exchange for a certain amount of cash.
       We refer to the Acquisition and the transactions described above as the “Transactions.” For more information regarding the Transactions, see “The Transactions.”
Recent Developments
       On October 31, 2005, we purchased all of the outstanding capital stock of Open Information Systems, Inc., or OIS, for $24.0 million, using a combination of $16.0 million of cash on hand and $8.0 million of additional borrowings under our existing credit facility. OIS is a provider of Internet-based solutions that address the functions that banks provide to the securities industry, such as issuing and paying agent, custody, security lending and collateral management.

Sources and Uses
       The following table contains the estimated sources and uses of funds for the Transactions as if the Transactions and the acquisition of OIS had occurred on September 30, 2005 (except as otherwise indicated). Actual amounts will vary from estimated amounts depending on several factors, including final determination of the aggregate value of the equity participation by the management participants, differences from our estimate of fees and expenses, and differences in the number of outstanding shares of our common stock and debt outstanding at the actual closing date of the Transactions:

Sources		Uses

(dollars in millions)
Senior credit facilities:
Revolving credit facility(1)	$10.0	Purchase price(4)	$941.9
Term loan B facility(2)	275.0	Repayment of existing debt(5)	75.0
Senior subordinated notes	205.0	Estimated fees and expenses(6)	30.0
Equity contribution(3)	556.9

Total sources	$1,046.9	Total uses	$1,046.9

(1)	$75.0 million will be available for borrowing under our revolving credit facility, of which we anticipate that $10.0 million will be drawn on the closing date of the Transactions. After the closing of the Transactions, the equivalent of up to $10.0 million of our revolving credit facility may be drawn in Canadian dollars either by us or one of our Canadian subsidiaries.

(2)	The equivalent of $75.0 million will be drawn on the closing date in Canadian dollars by one of our Canadian subsidiaries.

(3)	Represents $165.0 million of equity contributed by William C. Stone, our Chairman and Chief Executive Officer, $386.9 million of equity contributions from Carlyle and $5.0 million of additional equity from certain other management and employee option holders. The amount of the equity contribution by Carlyle assumes that all holders of options to purchase shares of our common stock (other than Mr. Stone and certain other management and employee option holders) will exercise those options and receive cash at the closing date of the Transactions. The amount of the Carlyle equity contribution will be reduced to the extent that these option holders do not exercise their options and, pursuant to the Merger Agreement, these options convert into options to acquire common stock of Holdings. The amount of the Carlyle equity contribution may also be reduced to the extent that our cash on hand at the closing of the Transactions is greater than approximately $10.0 million or to the extent that the fees and expenses incurred in connection with the Transactions are less than our current estimate of $30.0 million.

(4)	The holders of outstanding shares of our common stock will receive $37.25 in cash per share in connection with the Acquisition. The purchase price is based on 23,574,162 shares of our common stock outstanding on October 25, 2005 plus the net option and in-the-money warrant value on that date of $63,792,428, based upon options and in-the-money warrants to purchase 2,232,238 shares of our common stock with a weighted-average exercise price of $8.67 per share.

(5)	Consists of the repayment of $67.0 million of indebtedness under our existing credit facility as of September 30, 2005 and $8.0 million drawn under our existing credit facility on October 28, 2005 to fund a portion of the OIS purchase price of $24.0 million. See “Recent Developments.”

(6)	Consists of our estimate of fees and expenses associated with the Transactions, including placement and other financing fees (including discounts payable to the initial purchasers in connection with the offering of the notes), fees paid to Carlyle and other transaction costs and advisory and professional fees. See “Certain Relationships and Related Party Transactions.”

Corporate Structure
       The chart below summarizes our corporate structure after the consummation of the Transactions.

(1)	The amount of the equity contribution by Carlyle assumes that all holders of options to purchase shares of our common stock (other than Mr. Stone and certain other management and employee option holders) will exercise those options and receive cash at the closing date of the Transactions. The amount of the Carlyle equity contribution will be reduced to the extent that these option holders do not exercise their options and, pursuant to the Merger Agreement, these options convert into options to acquire common stock of Holdings. The amount of the Carlyle equity contribution may also be reduced to the extent that our cash on hand at the closing of the Transactions is greater than approximately $10.0 million or to the extent that the fees and expenses incurred in connection with the Transactions are less than our current estimate of $30.0 million.

(2)	We expect that certain members of our management and employee option holders will contribute approximately $5.0 million of equity in the form of rollover options.

(3)	Holdings and our wholly owned U.S. subsidiaries will guarantee our new senior credit facilities, with certain exceptions as set forth in the credit agreement governing our new senior credit facilities. The notes will be guaranteed on a senior subordinated basis by our existing and future U.S. subsidiaries that are obligors under any of our indebtedness, including our new senior credit facilities, or any indebtedness of our subsidiary guarantors.

(4)	Upon the closing of the Transactions, we will enter into our new senior credit facilities consisting of (i) a $75.0 million revolving credit facility, of which we anticipate that $10.0 million will be drawn on the closing date of the Transactions and (ii) a $275.0 million term loan B facility, which will be fully drawn on the closing date and of which the equivalent of $75.0 million will be drawn in Canadian dollars by one of our Canadian subsidiaries. See “The Transactions.”

(5)	Upon the closing of the Acquisition, Sunshine Merger Corporation will be merged with and into SS&C Technologies, Inc. and SS&C Technologies, Inc. will assume all of Sunshine Merger Corporation’s obligations with respect to the notes.
The Sponsor
       The Carlyle Group is a global private equity firm with $31 billion under management. Carlyle invests in buyouts, venture capital, real estate and leveraged finance in North America, Europe and Asia, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, information technology & business services and telecommunications & media. Since 1987, the firm has invested $14 billion of equity in 414 transactions. The Carlyle Group employs over 300 investment professionals in 14 countries. In the aggregate, Carlyle portfolio companies have more than $30.0 billion in revenue and employ more than 131,000 people around the world.

Summary Unaudited Pro Forma Condensed Combined Financial Information
       The following summary unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial information and related notes included in this Current Report on Form 8-K under the caption “Unaudited Pro Forma Condensed Combined Financial Information.” The summary unaudited pro forma condensed combined statement of operations data for the twelve months ended September 30, 2005 reflect adjustments to our historical consolidated statement of operations for such period to give effect to (i) the consummation of the Transactions and (ii) each of our acquisitions completed between October 1, 2004 and September 30, 2005, in each case as if they had occurred on January 1, 2004. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2005 reflect adjustments to our historical consolidated balance sheet as of such date to give effect to the Transactions as if they had occurred on such date. The summary unaudited pro forma condensed combined financial information does not purport to present what our actual results of operations or financial position would have been had the Transactions and other events described above in fact occurred on the dates specified, nor is it indicative of the results of operations or financial position that may be achieved in the future. The summary unaudited pro forma condensed combined financial information is based on certain assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial information and should be read together with the other information contained in this Current Report on Form 8-K as well as the historical consolidated financial statements, including the related notes, appearing in our SEC filings.

	Pro Forma
	Twelve Months Ended
	September 30, 2005

	(dollars in thousands)
Statement of operations data:
Revenues:
Software licenses	$26,796
Maintenance	52,773
Outsourcing	84,800
Professional services	16,580

Total revenues	180,949
Cost of revenues	87,548

Gross profit	93,401

Operating expenses:
Selling, general and administrative	35,245
Research and development	26,152
Corporate transaction costs	2,471

Total operating expenses	63,868

Operating income	29,533
Interest expense, net	(39,786)
Other income, net	778

Loss before income taxes	(9,475)
Income tax benefit	(3,657)

Net loss	$(5,818)

Balance sheet data (at period end):
Cash, cash equivalents and marketable securities(1)	$23,553
Total assets	1,181,402
Total debt	490,018
Other financial data:
EBITDA(2)	$58,876
Depreciation and amortization	29,343
Capital expenditures	3,857
Pro forma credit statistics:
Adjusted revenue(3)	$187,039
Adjusted EBITDA(4)	70,310
Adjusted EBITDA margin(5)	37.6%
Ratio of Adjusted EBITDA to cash interest expense	1.8	x
Ratio of Adjusted EBITDA less capital expenditures to cash interest expense	1.7	x
Ratio of adjusted net debt to Adjusted EBITDA(6)	6.8	x
Ratio of adjusted net debt to Adjusted EBITDA less capital expenditures(6)	7.2	x

(1)	This amount was reduced by $16.0 million of cash on hand to fund a portion of the OIS purchase price on October 31, 2005. We anticipate that immediately prior to the closing of the Transactions, cash, cash equivalents and marketable securities will be approximately $10.0 million.

(2)	We define EBITDA as net income before expenses related to the Transactions and our acquisitions, net interest and related expenses, income taxes, depreciation, amortization, purchased in-process research and development and other income (expense), net. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, EBITDA provides more comparability between the historical results of the Company and results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. EBITDA is not a recognized term under GAAP and should not be considered in isolation or as an alternative to operating income, net income or cash flows from operating activities, as determined in accordance with GAAP. EBITDA, as we define it, differs from similarly named measures used by other entities and, consequently, could be misleading. EBITDA, as we define it, may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports filed under the Exchange Act. Accordingly, EBITDA may be presented differently in reports filed with the SEC than as presented in this Current Report on Form 8-K, or may not be presented at all. For a reconciliation of EBITDA to net income, see “EBITDA Reconciliation.”

(3)	Pro forma adjusted revenue for the twelve months ended September 30, 2005 represents pro forma revenue for such period, plus unaudited OIS revenues for such period of $6.1 million. See “Risk Factors — The pro forma condensed combined financial information we present in this Current Report on Form 8-K is unaudited, contains unaudited historical results of entities we have acquired and incorporates significant assumptions and estimates.”

(4)	Pro forma Adjusted EBITDA for the twelve months ended September 30, 2005 represents pro forma EBITDA adjusted to reflect cost savings associated with our acquisition of FMC, the unaudited results of OIS and other items as set forth in the reconciliation of EBITDA to Adjusted EBITDA contained in “EBITDA Reconciliation.” We believe that the additional adjustments to pro forma EBITDA applied in presenting pro forma Adjusted EBITDA for the twelve months ended September 30, 2005 are appropriate to provide additional information to investors concerning our expectations regarding the operation of our business after the consummation of the Transactions. Our presentation of Adjusted EBITDA depends on a number of estimates and assumptions that, while considered reasonable by us, may be inaccurate and, accordingly, our presentation of Adjusted EBITDA may be inaccurate. Additionally, Adjusted EBITDA was not prepared with a view toward compliance with published guidelines of the SEC, and we believe Adjusted EBITDA would not be acceptable if filed with the SEC as it adjusts for items that may recur. Accordingly, Adjusted EBITDA, as presented in this Current Report on Form 8-K, will not be included in any registration statement or periodic or current report filed with the SEC. For a reconciliation of Adjusted EBITDA to EBITDA, see “EBITDA Reconciliation” and “Risk Factors — The pro forma condensed combined financial information we present in this Current Report on Form 8-K is unaudited, contains unaudited historical results of entities we have acquired and incorporates significant assumptions and estimates.”

(5)	Adjusted EBITDA margin is the ratio of Adjusted EBITDA to adjusted revenue.

(6)	Adjusted net debt consists of pro forma total debt at September 30, 2005 of $490.0 million less expected cash, cash equivalents and marketable securities immediately prior to the closing of the Transactions of approximately $10.0 million. See note 1 above.

EBITDA RECONCILIATION

We define EBITDA as set forth in note 2 of “Summary Unaudited Pro Forma Condensed Combined Financial Information.” Historical and pro forma EBITDA and pro forma Adjusted EBITDA are calculated as follows (dollars in thousands):

Pro Forma
Twelve Months
Ended,
September 30,

Net income (loss)	$(5,818)
Provision (benefit) for income taxes	(3,657)
Interest (income) expense, net	39,786
Other (income) expense, net	(778)
Depreciation and amortization	29,343
Corporate transaction costs	—
Write-off of purchased in-process research and development	—

EBITDA	$58,876

Cost savings(a)	3,929
FMC terminated transaction costs(b)	2,471
OIS(c)	4,034
Management fees(d)	1,000

Adjusted EBITDA	$70,310

(a)	Cost savings consist of (i) $527 of reductions in insurance, audit and legal expenses and directors’ compensation related to the consolidation of FMC and our operations; (ii) $423 of reduced costs and professional fees resulting from our ceasing to be a public company following the Transactions; (iii) $1,045 of reduction in historical advertising and training costs at FMC as reflected in FMC’s actual post-acquisition results; (iv) $869 of expected future sublease rental income for excess office space acquired with FMC; and (v) a $1,065 reduction in salary, benefits and bonus expenses incurred by FMC from October 1, 2004 through May 31, 2005 due to the elimination of 24 product development and consulting positions at FMC at the time of the consummation of our acquisition of FMC. Employees that previously occupied such eliminated positions subsequently filled preexisting job openings in our growing outsourcing business.

(b)	Reflects the elimination of professional fees and expenses recorded by FMC in connection with a terminated corporate transaction.

(c)	Reflects EBITDA for the twelve months ended September 30, 2005 for OIS, which was acquired subsequent to September 30, 2005. This figure is based on unaudited internal accounting records, which were recorded on a modified cash basis. Revenue recognition occurred upon invoicing and expenses are based on the accrual method. See “Risk Factors — The pro forma condensed combined financial information we present in this Current Report on Form 8-K is unaudited, contains unaudited historical results of entities we have acquired and incorporates significant assumptions and estimates.”

(d)	At or following the closing of the Acquisition, we expect that Carlyle and Holdings will enter into a management agreement pursuant to which, among other payments, Holdings will agree to pay Carlyle an annual fee of $1,000 for management services to be performed after the consummation of the Transactions. We anticipate that payments made by Holdings under the management agreement will be made using funds that we distribute to Holdings for that purpose. For more information about this and other fees payable pursuant to the management agreement.

RISK FACTORS
       The risks described below are not the only risks facing us or that may materially adversely affect our business. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Information contained in this section may be considered “forward-looking statements.” See “Cautionary Note Regarding Forward-Looking Statements” for a discussion of certain qualifications regarding such statements.
Risks Relating to Our Indebtedness
Our substantial indebtedness could adversely affect our financial health.
       After the transactions, we will have a significant amount of indebtedness. On September 30, 2005, after giving pro forma effect to the Transactions, we would have had total indebtedness of $490.0 million and additional available borrowings of $65.0 million under our revolving credit facility. $205.0 million of our total indebtedness would have consisted of the notes, $10.0 million would have consisted of secured indebtedness under our revolving credit facility and $275.0 million would have consisted of secured indebtedness under our term loan B facility.
       Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	expose us to the risk of increased interest rates as borrowings under our new senior credit facilities will be subject to variable rates of interest;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.
       In addition, the indenture that will govern the notes and the agreement governing our new senior credit facilities will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.
To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
       Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

       We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.
Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial financial leverage.
       We and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indenture that will govern the notes and our new senior credit facilities do not fully prohibit us or our subsidiaries from doing so. Subject to covenant compliance and certain conditions, our new senior credit facilities would permit additional borrowing after completion of the Transactions, including borrowing up to $65.0 million under our new revolving credit facility and up to $100.0 million as additional term loans under our new senior credit facilities. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Restrictive covenants in the indenture that will govern the notes and the agreement governing our new senior credit facilities may restrict our ability to pursue our business strategies.
       The indenture that will govern the notes and the agreement governing our new senior credit facilities will limit our ability, among other things, to:

•	incur additional indebtedness;

•	sell assets, including capital stock of restricted subsidiaries;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	incur liens; and

•	designate any of our subsidiaries as unrestricted subsidiaries.
       In addition, our new senior credit facilities will include other and more restrictive covenants and, subject to certain exceptions, prohibit us from prepaying our other indebtedness while indebtedness under our new senior credit facilities is outstanding. The agreement governing our new senior credit facilities will also require us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.
       The restrictions contained in the indenture that will govern the notes and the agreement governing our new senior credit facilities could limit our ability to plan for or react to market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans.
       A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreement governing our new senior credit facilities. If a default occurs, the lenders under our new senior credit facilities may elect to:

•	declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

•	prevent us from making payments on our other indebtedness,
either of which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our new senior credit facilities will also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our new senior credit facilities and the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness.

Risks Relating to Our Business
Our business is greatly affected by changes in the state of the general economy and the financial markets, and a slowdown or downturn in the general economy or the financial markets could adversely affect our results of operations.
       Our clients include a range of organizations in the financial services industry whose success is intrinsically linked to the health of the economy generally and of the financial markets specifically. As a result, we believe that fluctuations, disruptions, instability or downturns in the general economy and the financial markets could disproportionately affect demand for our products and services. For example, such fluctuations, disruptions, instability or downturns may cause our clients to do the following:

•	cancel or reduce planned expenditures for our products and services;

•	seek to lower their costs by renegotiating their contracts with us;

•	move their IT solutions in-house;

•	switch to lower-priced solutions provided by our competitors; or

•	exit the industry.
If such conditions occur and persist, our business and financial results, including our liquidity and our ability to fulfill our obligations to the holders of the notes and our other lenders, could be materially adversely affected.

Further or accelerated consolidations in the financial services industry could adversely affect our business, financial condition and results of operations.
       If financial services firms continue to consolidate, as they have over the past decade, there could be a material adverse effect on our business and financial results. For example, if a client merges with a firm using its own solution or another vendor’s solution, it could decide to consolidate its processing on a non-SS&C system. The resulting decline in demand for our products and services could have a material adverse effect on our business, financial condition and results of operations.
We expect that our operating results, including our profit margins and profitability, may fluctuate over time.
       Historically, our revenues, profit margins and other operating results have fluctuated significantly from period to period and over time. Such fluctuations are due to a number of factors, including:

•	the timing, size and nature of our license and service transactions;

•	the timing of the introduction and the market acceptance of new products, product enhancements or services by us or our competitors;

•	the amount and timing of our operating costs and other expenses;

•	the financial health of our clients;

•	changes in the volume of assets under our clients’ management;

•	cancellations of maintenance and/or outsourcing arrangements by our clients;

•	changes in local, national and international regulatory requirements;

•	changes in our personnel;

•	implementation of our licensing contracts and outsourcing arrangements;

•	changes in economic and financial market conditions; and

•	changes in the mix in the types of products and services we provide.
If we are unable to retain and attract clients, our revenues and net income would remain stagnant or decline.
       If we are unable to keep existing clients satisfied, sell additional products and services to existing clients or attract new clients, then our revenues and net income would remain stagnant or decline. A variety of factors could affect our ability to successfully retain and attract clients, including:

•	the level of demand for our products and services;

•	the level of client spending for information technology;

•	the level of competition from internal client solutions and from other vendors;

•	the quality of our client service;

•	our ability to update our products and services and develop new products and services needed by clients;

•	our ability to understand the organization and processes of our clients; and

•	our ability to integrate and manage acquired businesses.

We face significant competition with respect to our products and services, which may result in price reductions, reduced gross margins or loss of market share.
       The market for financial services software and services is competitive, rapidly evolving and highly sensitive to new product and service introductions and marketing efforts by industry participants. The market is also highly fragmented and served by numerous firms that target only local markets or specific client types. We also face competition from information systems developed and serviced internally by the IT departments of financial services firms.
       Some of our current and potential competitors have significantly greater financial, technical and marketing resources, generate higher revenues and have greater name recognition. Our current or potential competitors may develop products comparable or superior to those developed by us, or adapt more quickly to new technologies, evolving industry trends or changing client or regulatory requirements. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition and results of operations.
We may not achieve the anticipated benefits from our acquisitions and may face difficulties in integrating our acquisitions, which could adversely affect our revenues, subject us to unknown liabilities, increase costs and place a significant strain on our management.
       We have made and may in the future make acquisitions of companies, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Failure to achieve the anticipated benefits of an acquisition could harm our business, results of operations and cash flows. Acquisitions could subject us to contingent or unknown liabilities, and we may have to incur debt or severance liabilities or write off investments, infrastructure costs or other assets.
       Our success is also dependent on our ability to complete the integration of the operations of acquired businesses in an efficient and effective manner. Successful integration in the rapidly changing financial services software and services industry may be more difficult to accomplish than in other industries. We may not realize the benefits we anticipate from the FMC acquisition or from other acquisitions, such as lower costs or increased revenues. We may also realize such benefits more slowly than anticipated, due to our inability to:

•	combine operations, facilities and differing firm cultures;

•	retain the clients or employees of acquired entities;

•	generate market demand for new products and services;

•	coordinate geographically dispersed operations and successfully adapt to the complexities of international operations;

•	integrate the technical teams of these companies with our engineering organization;

•	incorporate acquired technologies and products into our current and future product lines; and

•	integrate the products and services of these companies with our business, where we do not have distribution, marketing or support experience for these products and services.
       Integration may not be smooth or successful. The inability of management to successfully integrate the operations of acquired companies could have a material adverse effect on our business, financial condition and results of operations. Such acquisitions may also place a significant strain on our management, administrative, operational, financial and other resources. To manage growth effectively, we must continue to improve our management and operational controls, enhance our reporting systems and procedures, integrate new personnel and manage expanded operations. If we are unable to manage our growth and the related expansion in our operations from recent and future acquisitions, our business may be harmed through a decreased ability to monitor and control effectively our operations and a decrease in the quality of work and innovation of our employees.
The pro forma condensed combined financial information we present in this Current Report on Form 8-K is unaudited, contains unaudited historical results of entities we have acquired and incorporates significant assumptions and estimates.
       The unaudited pro forma condensed combined financial information contained in this Current Report on Form 8-K combines our historical financial information with the financial information of entities we have acquired. All of the historical financial information for OIS, MarginMan, Financial Interactive, Inc., EisnerFast LLC and Achievement Technologies, Inc. and the historical financial information for FMC for periods ending after February 28, 2005 were provided to us by the sellers of those businesses and have not been audited or reviewed by any accounting firm. Collectively, revenue generated by the entities for which audited financial information is unavailable represents approximately 7% of our pro forma adjusted revenue for the twelve months ended September 30, 2005. In addition, the financial statements of certain of these acquired entities were not prepared in accordance with GAAP. We cannot assure that this historical financial information would not be materially different if it had been audited or prepared in accordance with GAAP. Any such differences may have a materially adverse effect on our pro forma results of operations.
       In addition, the unaudited pro forma financial information contained in this Current Report on Form 8-K incorporates a number of assumptions and estimates related to, among other things, the cost of running the acquired entities as part of our business. Pro forma adjustments to, among other things, the costs of sales and operating expenses of these entities incorporates assumptions which we believe are reasonable. However, the actual financial results we achieve after acquiring these entities may differ substantially from the pro forma financial information presented in this Current Report on Form 8-K.
       As a result of the foregoing, you should not place undue reliance on the unaudited pro forma condensed combined financial information included in this Current Report on Form 8-K.
If we are unable to protect our proprietary technology, our success and our ability to compete will be subject to various risks, such as third-party infringement claims, unauthorized use of our technology, disclosure of our proprietary information or inability to license technology from third parties.
       Our success and ability to compete depends in part upon our ability to protect our proprietary technology. We rely on a combination of trade secret, patent, copyright and trademark law, nondisclosure agreements and technical measures to protect our proprietary technology. We have registered trademarks for many of our products and will continue to evaluate the registration of additional trademarks as appropriate. We generally enter into confidentiality and/or license agreements with our employees, distributors, clients and potential clients. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. These efforts may be insufficient to prevent third parties from asserting intellectual property rights in our technology. Furthermore, it may be possible for unauthorized third parties to copy portions of our products or to reverse engineer or otherwise obtain and use our proprietary information, and third parties may assert ownership rights in our proprietary technology.
       Existing patent and copyright laws afford only limited protection. Others may develop substantially equivalent or superseding proprietary technology, or competitors may offer equivalent products in competition with our products, thereby substantially reducing the value of our proprietary rights. We cannot be sure that our proprietary technology does not include open-source software, free-ware, share-ware or other publicly available technology. There are many patents in the investment management field. As a result, we are subject to the risk that others will claim that the important technology we have developed, acquired or incorporated into our products will infringe the rights, including the patent rights, such persons may hold. Third parties also could claim that our software incorporates publicly available software and that, as a result, we must publicly disclose our source code. Because we rely on confidentiality for protection, such an event could result in a material loss of intellectual property rights. We cannot be sure that we will develop proprietary products or technologies that are patentable, that any patent, if issued, would provide us with any competitive advantages or would not be challenged by third parties, or that the patents of others will not adversely affect our ability to do business. Expensive and time-consuming litigation may be necessary to protect our proprietary rights.
       We have acquired and may acquire important technology rights through our acquisitions and have often incorporated and may incorporate features of this technology across many products and services. As a result, we are subject to the above risks and the additional risk that the seller of the technology rights may not have appropriately protected the intellectual property rights we acquired. Indemnification and other rights under applicable acquisition documents are limited in term and scope and therefore provide us with only limited protection.
       In addition, we currently use certain third-party software in providing our products and services, such as industry standard databases and report writers. If we lost our licenses to use such software or if such licenses were found to infringe upon the rights of others, we would need to seek alternative means of obtaining the licensed software to continue to provide our products or services. Our inability to replace such software, or to replace such software in a timely manner, could have a negative impact on our operations and financial results.
We could become subject to litigation regarding intellectual property rights, which could seriously harm our business and require us to incur significant costs, which, in turn, could reduce or eliminate profits.
       In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. While we are not currently a party to any litigation asserting that we have violated third-party intellectual property rights, we may be a party to litigation in the future to enforce our intellectual property rights or as a result of an allegation that we infringe others’ intellectual property, including patents, trademarks and copyrights. Any parties asserting that our products or services infringe upon their proprietary rights would force us to defend ourselves and possibly our clients against the alleged infringement. Third parties could claim that our software incorporates publicly available software and that, as a result, we must publicly disclose our source code. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, could be time-consuming and expensive to resolve, adversely affect our revenues, profitability and prospects and divert management time and attention away from our operations. We may be required to re-engineer our products or services or obtain a license of third-party technologies on unfavorable terms.
We are party to lawsuits related to the Acquisition which, if determined adversely to us, could result in the imposition of damages against us and could harm our business and financial condition.
       We have been served with two complaints asserting putative class action lawsuits in the state of Delaware in connection with the announcement of the Acquisition. The two complaints were consolidated by order dated August 31, 2005. The consolidated lawsuit alleges, among other things, that (i) the Acquisition will benefit our management and Carlyle at the expense of our public stockholders, (ii) the Acquisition consideration to be paid to stockholders is inadequate and unfair and (iii) our current directors breached their fiduciary duties to our stockholders in negotiating and approving the Acquisition. The consolidated lawsuit seeks, among other relief, class certification, an injunction preventing the consummation of the Acquisition (or rescinding the Acquisition if it is completed prior to the receipt of such relief), compensatory and/or rescissory damages to the class, and attorneys’ fees and expenses, along with such other relief as the court might find just and proper. Although we have entered into a memorandum of understanding with plaintiffs regarding the settlement of the litigation, any settlement is subject to, among other things, the execution of a formal settlement agreement and court approval. Accordingly, we cannot assure that the consolidated lawsuit will settle or be dismissed or decided in our favor. We may also become subject to additional suits in connection with the Acquisition that have not been filed. Such adverse outcomes or additional suits could result in the imposition of damages against us or even the rescission of the Acquisition and the other Transactions. In the event that damages are awarded, our business and financial condition could be harmed.
Our failure to continue to derive substantial revenues from the licensing of, or outsourcing solutions related to, our CAMRA, TradeThru, Pacer, AdvisorWare and Total Return software, and the provision of maintenance and professional services in support of such licensed software, could adversely affect our ability to sustain or grow our revenues and harm our business, financial condition and results of operations.
       Our CAMRA, TradeThru and AdvisorWare products accounted for approximately 60% of our revenue for the year ended December 31, 2004. Our CAMRA, TradeThru, Pacer, AdvisorWare and Total Return products accounted for approximately 57% of our pro forma revenue for the twelve months ended September 30, 2005. We expect that the revenues from these software products and services will continue to account for a significant portion of our total revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as competition or technological change, could have a material adverse effect on our ability to sustain or grow our revenues and harm our business, financial condition and results of operations.
We may be unable to adapt to rapidly changing technology and evolving industry standards, and our inability to introduce new products and services could adversely affect our business, financial condition and results of operations.
       Rapidly changing technology, evolving industry standards and new product and service introductions characterize the market for our products and services. Our future success will depend in part upon our ability to enhance our existing products and services and to develop and introduce new products and services to keep pace with such changes and developments and to meet changing client needs. The process of developing our software products is extremely complex and is expected to become increasingly complex and expensive in the future due to the introduction of new platforms, operating systems and technologies. Our ability to keep up with technology and business changes is subject to a number of risks, including that:

•	we may find it difficult or costly to update our services and software and to develop new products and services quickly enough to meet our clients’ needs;

•	we may find it difficult or costly to make some features of our software work effectively and securely over the Internet or with new or changed operating systems;

•	we may find it difficult or costly to update our software and services to keep pace with business, evolving industry standards, regulatory and other developments in the industries where our clients operate; and

•	we may be exposed to liability for security breaches that allow unauthorized persons to gain access to confidential information stored on our computers or transmitted over our network.
       Our failure to enhance our existing products and services and to develop and introduce new products and services to promptly address the needs of the financial markets could adversely affect our business, financial condition and results of operations.
Undetected software design defects, errors or failures may result in loss of or delay in market acceptance of our products or in liabilities that could adversely affect our revenues, financial condition and results of operations.
       Our software products are highly complex and sophisticated and could contain design defects or software errors that are difficult to detect and correct. Errors or bugs may result in loss of or delay in market acceptance of our software products or loss of client data or require design modifications. We cannot assure you that, despite testing by us and our clients, errors will not be found in new products, which errors could result in a delay in or an inability to achieve market acceptance or in litigation and other claims for damages against us and thus could have a material adverse effect upon our revenues, financial condition and results of operations.
If we cannot attract, train and retain qualified managerial, technical and sales personnel, we may not be able to provide adequate technical expertise and customer service to our clients or maintain focus on our business strategy.
       We believe that our success is due in part to our experienced management team. We depend in large part upon the continued contribution of our senior management and, in particular, William C. Stone, our Chief Executive Officer and Chairman of the Board of Directors. Losing the services of one or more members of our senior management could adversely affect our business and results of operations. Mr. Stone has been instrumental in developing our business strategy and forging our business relationships since he founded the company in 1986. We maintain no key man life insurance policies for Mr. Stone or any other senior officers or managers.
       Our success is also dependent upon our ability to attract, train and retain highly skilled technical and sales personnel. Loss of the services of these employees could materially affect our operations. Competition for qualified technical personnel in the software industry is intense, and we have, at times, found it difficult to attract and retain skilled personnel for our operations.
       Locating candidates with the appropriate qualifications, particularly in the desired geographic location and with the necessary subject matter expertise, is difficult. Our failure to attract and retain a sufficient number of highly skilled employees could adversely affect our business, financial condition and results of operations.
Challenges in maintaining and expanding our international operations can result in increased costs, delayed sales efforts and uncertainty with respect to our intellectual property rights and results of operations.
       For the years ended December 31, 2002, 2003 and 2004, international revenues accounted for 16%, 17% and 22%, respectively, of our total revenues. We sell certain of our products, such as Altair, Mabel and Pacer, primarily outside the United States. Our international business may be subject to a variety of risks, including:

•	difficulties in obtaining U.S. export licenses;

•	potentially longer payment cycles;

•	increased costs associated with maintaining international marketing efforts;

•	foreign currency fluctuations;

•	the introduction of non-tariff barriers and higher duty rates;

•	foreign regulatory compliance; and

•	difficulties in enforcement of third-party contractual obligations and intellectual property rights.
       Such factors could have a material adverse effect on our business, financial condition or results of operations.
Catastrophic events may adversely affect our ability to provide, our clients’ ability to use, and the demand for, our products and services, which may disrupt our business and cause a decline in revenues.
       A war, terrorist attack, natural disaster or other catastrophe may adversely affect our business. A catastrophic event could have a direct negative impact on us or an indirect impact on us by, for example, affecting our clients, the financial markets or the overall economy and reducing our ability to provide, our clients’ ability to use, and the demand for, our products and services. The potential for a direct impact is due primarily to our significant investment in infrastructure. Although we maintain redundant facilities and have contingency plans in place to protect against both man-made and natural threats, it is impossible to fully anticipate and protect against all potential catastrophes. A computer virus, security breach, criminal act, military action, power or communication failure, flood, severe storm or the like could lead to service interruptions and data losses for clients, disruptions to our operations, or damage to important facilities. In addition, such an event may cause clients to cancel their agreements with us for our products or services. Any of these could have a material adverse effect on our business, revenues and financial condition.
Our application service provider systems may be subject to disruptions that could adversely affect our reputation and our business.
       Our ASP systems maintain and process confidential data on behalf of our customers, some of which is critical to their business operations. For example, our trading systems maintain account and trading information for our customers and their clients. There is no guarantee that the systems and procedures that we maintain to protect against unauthorized access to such information are adequate to protect against all security breaches. If our ASP systems are disrupted or fail for any reason, or if our systems or facilities are infiltrated or damaged by unauthorized persons, our customers could experience data loss, financial loss, harm or reputation and significant business interruption. If that happens, we may be exposed to unexposed liability, our customers may leave, our reputation may be tarnished, and there could be a material adverse effect on our business and financial results.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
      The following unaudited pro forma condensed combined balance sheet as of September 30, 2005 and unaudited pro forma condensed combined statements of operations for the year ended December 31, 2004, the nine months ended September 30, 2005 and the twelve months ended September 30, 2005 are based on our historical consolidated financial statements and give effect to the Transactions, the other acquisitions we have completed from January 1, 2004 through September 30, 2005 and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
      The unaudited pro forma condensed combined balance sheet as of September 30, 2005 has been derived from our historical unaudited balance sheet as of September 30, 2005, adjusted to give effect to the Transactions as if they occurred on September 30, 2005. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2004, the nine months ended September 30, 2005 and the twelve months ended September 30, 2005 give effect to the Transactions and the other acquisitions we have completed from January 1, 2004 through September 30, 2005 as if they occurred on January 1, 2004.
      The pro forma adjustments and allocation of purchase price of the Acquisition are preliminary and are based on management’s estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. This final valuation will be based on the actual net tangible and intangible assets that exist as of the date of the completion of the Transactions. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial information. In addition, the impact of integration activities, the timing of the completion of the Transactions and other changes in our net tangible and intangible assets prior to the completion of the Transactions could cause material differences in the information presented.
      These unaudited pro forma condensed combined financial information is presented for informational purposes only and has been derived from, and should be read in conjunction with, our historical consolidated financial statements, including the notes thereto. The pro forma adjustments, as described in the accompanying notes, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our consolidated financial position or results of operations that would have occurred had the Transactions taken place on the dates indicated, nor are they necessarily indicative of our future consolidated financial position or results of operations.

SS&C TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
as of September 30, 2005
In thousands

				Pro Forma
	Historical SS&C	Pro Forma		Combined
	Technologies	Adjustments		Condensed

Current assets:
Cash and cash equivalents	$14,853			$14,853
Investments in marketable securities	8,700			8,700
Accounts receivable, net	31,967			31,967
Prepaid expenses and other current assets	3,499	$(92	)(D)	3,407

Total current assets	59,019	(92)		58,927
Net property and equipment	10,727			10,727
Goodwill	163,318	668,544	(A)	831,862
Intangible and other assets, net	75,564	204,322	(A)(D)	279,886

Total assets	308,628	872,774		1,181,402

Current liabilities:
Current portion of long-term debt	$17,018	$(14,250	)(B)	$2,768
Accounts payable	3,732			3,732
Income taxes payable	651			651
Accrued employee compensation and benefits	7,167			7,167
Other accrued expenses	6,240	10,888	(D)	17,128
Deferred income taxes	735			735
Deferred revenue	24,875			24,875

Total current liabilities	60,418	(3,362)		57,056
Long-term debt	50,000	437,250	(B)	487,250
Deferred income taxes	7,761	103,935	(A)	111,696

Total liabilities	118,179	537,823		656,002

Stockholders’ equity:
Common stock	320	(320	)(C)	—
Additional paid in capital	200,008	325,392	(C)	525,400
Accumulated other comprehensive income	8,412	(8,412	)(C)	—
Retained earnings	40,713	(40,713	)(C)	—

	249,453	275,947		525,400
Less: cost of common stock in treasury, 8,450 shares	59,004	(59,004	)(C)	—

Total stockholders’ equity	190,449	334,951		525,400

Total liabilities and stockholders’ equity	$308,628	$872,774		$1,181,402

See accompanying notes

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(dollars in thousands)
      (A) Reflects preliminary allocation of the purchase price of the Acquisition as follows:

Purchase of equity, net of $23,200 in cash received		$918,400
Repayment of existing indebtedness		67,000
Direct costs of Acquisition		30,000

Total purchase price		$1,015,400

Purchase price allocated to:
Net assets at September 30, 2005		$190,449
Repayment of existing indebtedness		67,000
Adjust assets and liabilities to fair value:
Elimination of historical goodwill	(163,318)
Increase intangible assets to fair value	193,542
Unamortized loan origination fees	(200)

Total adjustment to record net assets at fair value		30,024
To recognize deferred tax liabilities on purchase price allocations		(103,935)
Allocation of excess purchase price to goodwill		831,862

		$1,015,400

The pro forma adjustment to goodwill reflects the following:
Allocation of the excess purchase price to goodwill		$831,862
Elimination of historical goodwill		(163,318)

		$668,544

The pro forma adjustment to intangible assets reflects the following:
Estimated valuation of intangible assets as of transaction date:
Completed technology, useful lives ranging from six to eight years	$52,600
Customer relationships, useful lives ranging from 11 to 13 years	195,900
Trade names, useful lives ranging from nine to 15 years	16,700
Exchange relationships, useful life of 10 years	1,300

Total valuation of intangible assets		266,500
Elimination of historical net intangible asset balances		(72,958)

		$193,542

      (B) Reflects the issuance of debt to effect the Acquisition as summarized below.

Sources:
Revolving credit facility	$10,000
Term loan B facility	275,000
Senior subordinated notes	205,000

$490,000

The pro forma adjustment to debt reflects the following:
Proposed borrowings	$490,000

Current portion of proposed borrowings	$2,750
Repayment of long-term debt, current portion	(17,000)

Pro forma adjustment to current portion of long-term debt	$(14,250)

Non-current portion of proposed borrowings	$487,250
Repayment of long-term debt	(50,000)

Pro forma adjustment to non-current portion of long-term debt	$437,250

      (C) Reflects elimination of common stock of $320, additional paid-in capital of $200,008, accumulated other comprehensive income of $8,412, treasury stock of $59,004 and retained earnings of $40,713, and recording additional paid-in in capital of $525,400 related to the recapitalization.
      (D) Reflects the accrual and capitalization of an estimated $10,888 in financing costs related to the debt being incurred in connection with the Transactions, which financing costs will be amortized over the life of the borrowings, offset by the write-off of $200 of unamortized loan origination fees for existing borrowings that will be repaid.

SS&C TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2004
Dollars in thousands

							Pro Forma
	Historical	Acquisition of	Acquisition of	Other	Pro Forma		Condensed
	SS&C Technologies	FMC(A)	OMR(B)	Acquisitions(C)	Adjustments		Combined

Software licenses	$17,250
Maintenance	36,433
Outsourcing	30,885
Professional services	11,320

Total revenues	$95,888	$55,972	$6,501	$12,572	$—		$170,933
Cost of revenues	33,770	25,260	5,274	4,940	17,501	(D)	86,745

Operating expenses:
Selling, general and administrative	18,748	11,710	918	2,010	(195	)(E)	33,191
Research and development	13,957	12,838	102	1,681	(1,916	)(F)	26,662
Corporate transaction costs		8,237	—	—	(5,885	)(G)	2,352

Total operating expenses	32,705	32,785	1,020	3,691	(7,996)		62,205

Income (loss) from operations	29,413	(2,073)	207	3,941	(9,505)		21,983
Interest income (expense), net	1,528				(39,714	)(H)	(38,186)
Other income (expense), net	99	(114)	—	(108)	—		(123)

Income (loss) before income taxes	31,040	(2,187)	207	3,833	(49,219)		(16,326)
Provision (benefit) for income taxes	12,030	1,060	62	—	(18,260	)(I)	(5,108)

Net income (loss)	$19,010	$(3,247)	$145	$3,833	$(30,959)		$(11,218)

See accompanying notes

SS&C TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine months ended September 30, 2005
Dollars in thousands

						Pro Forma
	Historical	Acquisition of	Other Acquisitions	Pro Forma		Condensed
	SS&C Technologies	FMC (A)	(C)	Adjustments		Combined

Software licenses	$17,884	$1,102	$716			$19,702
Maintenance	35,067	3,247	1,489			39,803
Outsourcing	51,723	11,761	1,709			65,193
Professional services	9,565	1,399	315			11,279

Total revenues	$114,239	$17,509	$4,229	$—		$135,977
Cost of revenues	45,676	7,828	1,253	11,490	(D)	66,247

Operating expenses:
Selling, general and administrative	20,354	12,337	1,082	(7,608	)(E)	26,165
Research and development	15,195	4,298	719	(1,101	)(F)	19,111
Corporate transaction costs	1,171	8,317	282	(8,219	)(G)	1,551

Total operating expenses	36,720	24,952	2,083	(16,928)		46,827

Income (loss) from operations	31,843	(15,271)	893	5,438		22,903
Interest income (expense), net	(556)	—	(28)	(29,921	)(H)	(30,505)
Other income (expense), net	326	281	82	—		689

Income (loss) before income taxes	31,613	(14,990)	947	(24,483)		(6,913)
Provision (benefit) for income taxes	12,060	(4,640)	—	(9,809	)(I)	(2,389)

Net income (loss)	$19,553	$(10,350)	$947	$(14,674)		$(4,524)

See accompanying notes

SS&C TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Twelve months ended September 30, 2005
Dollars in thousands

						Pro Forma
	Historical	Acquisition of	Other	Pro Forma		Condensed
	SS&C Technologies	FMC(A)	Acquisitions(C)	Adjustments		Combined

Software licenses	$22,690	$2,112	$1,994			$26,796
Maintenance	44,758	5,887	2,128			52,773
Outsourcing	60,508	21,416	2,876			84,800
Professional services	13,335	2,801	444			16,580

Total revenues	$141,291	$32,216	$7,442	$—		$180,949
Cost of revenues	55,111	14,156	2,441	15,840	(D)	87,548

Operating expenses:
Selling, general and administrative	25,526	15,694	1,633	(7,608	)(E)	35,245
Research and development	18,941	7,411	1,142	(1,342	)(F)	26,152
Corporate transaction costs	1,171	9,183	282	(8,165	)(G)	2,471

Total operating expenses	45,638	32,288	3,057	(17,115)		63,868

Income (loss) from operations	40,542	(14,228)	1,944	1,275		29,533
Interest income (expense), net	135	—	(50)	(39,871	)(H)	(39,786)
Other income (expense), net	446	244	88	—		778

Income (loss) before income taxes	41,123	(13,984)	1,982	(38,596)		(9,475)
Provision (benefit) for income taxes	15,586	(4,151)	—	(15,092	)(I)	(3,657)

Net income (loss)	$25,537	$(9,833)	$1,982	$(23,504)		$(5,818)

See accompanying notes

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(dollars in thousands)

(A)	Reflects the historical results of operations of FMC for its year ended February 28, 2005, in the case of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004, the period from January 1, 2005 to April 19, 2005 (the date of acquisition), in the case of the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2005 and the period from October 1, 2004 to April 19, 2005 (the date of acquisition) in the case of the unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2005. The financial statements of FMC are translated from Canadian dollars to U.S. dollar amounts using appropriate average period exchange rates. Prior to its acquisition, FMC’s fiscal year ended on the last day of February. In order to conform FMC’s fiscal reporting periods to our fiscal reporting periods, FMC’s results of operations for the period from January 1 to February 28, 2005 are included in both the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005.

On April 19, 2005, we purchased substantially all the outstanding stock of FMC for a purchase price of $159,000 plus an estimated $13,800 in costs of effecting the transaction. The purchase price was allocated to tangible and intangible assets and liabilities assumed based on their fair values on the date of acquisition. The fair value of the intangible assets, consisting of technology, trade names, contractual relationships and exchange relationships, was estimated at $47,600, based on an independent appraisal and was determined using the income approach. The intangible assets are amortized on a straight-line basis over lives ranging from seven to 15 years, the estimated lives of the assets. The remainder of the purchase price was allocated to goodwill.

(B)	Reflects the historical results of operations of OMR (acquired April 12, 2004) for the period from January 1, 2004 to April 11, 2004 (the date of acquisition). The purchase price was allocated to tangible and intangible assets and liabilities assumed based on their fair values on the date of acquisition. The fair value of the intangible assets, consisting of technology, trade names and contractual relationships, was estimated at $8,200, based on an independent appraisal and was determined using the income approach. The intangible assets are amortized over lives ranging from seven to nine years, the estimated lives of the assets. The remainder of the purchase price was allocated to goodwill.

(C)	Reflects the historical results of operations (based on unaudited internal financial statements) of MarginMan (acquired August 24, 2005), Financial Interactive, Inc. (acquired June 6, 2005) and Eisnerfast LLC (acquired February 28, 2005) for the year ended December 31, 2004, in the case of the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004, the period from January 1, 2005 to their respective dates of acquisition, in the case of the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2005 and the period from October 1, 2004 to their respective dates of acquisition, in the case of the unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2005. We do not consider any of these acquisitions to be significant individually or in the aggregate. See “Risk Factors—The pro forma condensed combined financial information we present in this Current Report on Form 8-K is unaudited, contains unaudited historical results of entities we have acquired and incorporates significant assumptions and estimates.”

(D)	Reflects adjustments for (i) increased intangible asset amortization associated with acquired identified intangible assets in connection with the Acquisition, (ii) the elimination of amortization previously recorded by us for intangible assets, (iii) the elimination of compensation and benefit expenses related to net headcount reductions completed in May 2005 as a result of our acquisition of FMC and (iv) the elimination of real estate costs for Eisnerfast due to a lease termination, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2004	2005	2005

Cost of revenues adjustments:
Additional amortization for adjustments to intangible assets	$21,117	$13,023	$18,226
Terminated employees at FMC	(3,435)	(1,333)	(2,142)
Consolidation of Eisnerfast facility	(181)	(200)	(244)

Total	17,501	11,490	15,840

(E)	Reflects adjustments for (i) increased intangible asset amortization associated with acquired identified intangible assets in connection with the Acquisition, (ii) the elimination of amortization previously recorded by us for intangible assets, (iii) the elimination of compensation and benefit expenses related to net headcount reductions completed in May 2005 as a result of our acquisition of FMC, (iv) the elimination of compensation attributable to transition services agreements related to historical acquisitions, (v) the elimination of stock-based compensation expense recorded by FMC as a result of stock options whose vesting accelerated in connection with our acquisition of the company and the elimination of stock-based compensation expense recorded by FMC under Canadian GAAP to conform to our accounting policy, (vi) the elimination of our NASDAQ registration fees and directors’ compensation and (vi) the annual management fee expected to be charged by Carlyle, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2004	2005	2005

Selling, general and administrative adjustments:
Additional amortization for adjustments to intangible assets	$1,343	$904	$1,236
Terminated employees at FMC	(2,055)	(869)	(1,396)
Elimination of transition services	(261)	—	(14)
Stock-based compensation expense	(126)	(8,288)	(8,307)
Public company expense adjustments	(96)	(105)	(127)
Management fees	1,000	750	1,000

Total	(195)	(7,608)	(7,608)

(F)	Reflects adjustments for (i) increased intangible asset amortization associated with acquired identified intangible assets in connection with the Acquisition, (ii) the elimination of amortization previously recorded by us for intangible assets, (iii) the reclassification to income tax provision of research and development tax credits recorded by FMC, to comply with U.S. GAAP and (iv) the elimination of compensation and benefit expenses related to net headcount reductions completed in May 2005 as a result of our acquisition of FMC, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2004	2005	2005

Research and development adjustments:
Additional amortization for adjustments to intangible assets	$(53)	$(40)	$(53)
Reclassification of FMC research and development tax credits	1,098	105	585
Terminated employees at FMC	(2,961)	(1,166)	(1,874)

Total	(1,916)	(1,101)	(1,342)

(G)	Reflects the elimination of one-time corporate expenses relating to the Transactions and our acquisitions of FMC and Financial Interactive.

(H)	Reflects interest income (expense) adjustments for (i) increased interest expense attributable to the $275,000 term loan at an assumed annual interest rate for each period equal to average three-month LIBOR during such period plus 2.75% per annum, (ii) increased interest expense attributable to the $10,000, revolving credit facility at an annual interest rate for each period equal to average three-month LIBOR during such period plus 2.75% per annum, (iii) increased interest expense attributable to the notes at an assumed rate of 10.5% per annum; (iv) the amortization of debt issuance costs related to the Transactions, (v) the reduction of historical interest expense to reflect the repayment of our existing credit facility and the elimination of related loan origination fees and (vi) a decrease in interest income related to use of approximately $19,700 in cash for the acquisition of OMR, using a 2.2% interest rate; a decrease in interest income related to the use of $84,000 in cash, using a 2.0% interest rate, and an increase in interest expense related to the borrowing of $75,000, using an average borrowing rate of average three-month LIBOR plus 1.0% for LIBOR rate loans to fund the acquisition of FMC; and a decrease in interest income related to the use of approximately $30,900 in cash, using a 1.9% interest rate, to finance the acquisitions of Eisnerfast and MarginMan, as follows:

		Nine Months	Twelve Months
	Year Ended	Ended	Ended
	December 31,	September 30,	September 30,
	2004	2005	2005

Interest income (expense) adjustments:
Incremental interest expense related to financing	$(35,229)	$(28,388)	$(37,672)
Effect on interest income (expense) related to use of cash and borrowings for the acquisitions of OMR, FMC, Eisnerfast, Financial Interactive and MarginMan	(4,485)	(1,533)	(2,199)

Total	(39,714)	(29,921)	(39,871)

(I)	Reflects income taxes equal to our statutory rate for pro forma adjustments and other acquisitions.

EFFECT OF THE ACQUISITION
       As a result of the Acquisition, our assets and liabilities, including customer relationships, completed technology and trade names, will be adjusted to their fair market values as of the closing date. We anticipate that these adjusted valuations will cause an increase in our cost of revenue due to an increase in expense related to amortization of intangible assets and will result in an approximate $15.0 million reduction in operating income that we would otherwise expect to record in post-closing annual periods due to the effect of the application of purchase accounting at the time of the closing. Additionally, the excess of the total purchase price over the fair value of our assets and liabilities at closing will be allocated to goodwill and other intangible assets.
       A preliminary assessment of the fair value of our assets indicates that the value at which we carry our intangible assets and goodwill will increase significantly. As set forth in greater detail in the table below, as a result of the application of purchase accounting, our intangible assets with definite lives will be revalued from an aggregate of $73.0 million prior to the consummation of the Acquisition to $266.5 million after the consummation of the Acquisition, and will be assigned new amortization periods.

		Pro Forma
		Weighted Average
	Pro Forma	Amortization
	Carrying Value	Period

	(in millions)
Customer relationships	$195.9	11.5 years
Completed technology	$52.6	8.5 years
Trade names	$16.7	13.9 years
Exchange relationships	$1.3	10 years
       In addition, goodwill will also be revalued from $163.3 million prior to the consummation of the Acquisition to $831.9 million after the consummation of the Acquisition and will be subject to annual impairment testing. See “Unaudited Pro Forma Condensed Combined Financial Information.”
       Additionally, as discussed below in “Liquidity and Capital Resources — Post-Acquisition,” we will incur significant indebtedness in connection with the consummation of the Acquisition, and our total indebtedness and related interest expenses will be significantly higher than prior to the Acquisition.

LIQUIDITY AND CAPITAL RESOURCES — POST-ACQUISITION
       Following the Acquisition, we expect that our principal liquidity needs will be to finance the costs of our operations, to invest in research and development, to acquire complementary businesses or assets, to fund payments with respect to our indebtedness and for other general corporate purposes. We expect to finance our cash requirements with cash on hand, cash flows from operations and borrowings under the revolving credit portion of our new senior credit facilities.
       We will incur substantial indebtedness in connection with the Acquisition, which will consist of:

•	our new senior credit facilities, consisting of a $275.0 million seven-year term-loan facility (the equivalent of $75.0 million of which will be drawn at closing by one of our Canadian subsidiaries), which will be fully drawn at closing, and a $75.0 million six-year revolving credit facility, of which we anticipate that $10.0 million will be drawn at closing; and

•	$205.0 million in aggregate principal amount of the notes.
       Our level of indebtedness following the Acquisition could have important consequences for you. See “Risk Factors — Risks Relating to the Notes and Our Indebtedness.”
       Our borrowings under our new senior credit facilities will bear interest at either a floating base rate or a Eurocurrency rate plus, in each case, an applicable margin. In addition, we will pay a commitment fee in respect of unused revolving commitments at a rate that will be adjusted based on our leverage ratio. Beginning on March 31, 2006, we will be obligated to make quarterly principal payments on the term loan of $2.8 million per year. Subject to certain exceptions, thresholds and other limitations, we will be required to prepay outstanding loans under our new senior credit facilities with the net proceeds of certain asset dispositions, near-term tax refunds and certain debt issuances and 50% of our excess cash flow (as defined in the agreements governing our new senior credit facilities), which percentage will be reduced based on our reaching certain leverage ratio thresholds. The obligations under our new senior credit facilities will be guaranteed by all of our existing and future wholly owned U.S. subsidiaries and by Holdings, with certain exceptions as set forth in our credit agreement. The obligations of the Canadian borrower will be guaranteed by us, each of our U.S. and Canadian subsidiaries and Holdings, with certain exceptions as set forth in our credit agreement. Our obligations under our new senior credit facilities will be secured by a perfected first priority security interest in all of our capital stock and all of the capital stock or other equity interests held by us, Holdings and each of our existing and future U.S. subsidiary guarantors (subject to certain limitations for equity interests of foreign subsidiaries and other exceptions as set forth in our credit agreement) and all of our and Holdings’ tangible and intangible assets and the tangible and intangible assets of each of our existing and future U.S. subsidiary guarantors, with certain exceptions as set forth in our credit agreement. The Canadian borrower’s borrowings under our new senior credit facilities and all guarantees thereof will be secured by a perfected first priority security interest in all of our capital stock and all of the capital stock or other equity interests held by us, Holdings and each of our existing and future U.S. and Canadian subsidiary guarantors, with certain exceptions as set forth in our credit agreement and all of our and Holdings’ tangible and intangible assets and the tangible and intangible assets of each of our existing and future U.S. and Canadian subsidiary guarantors, with certain exceptions as set forth in our credit agreement.

       We expect to make net capital expenditures of approximately $3.5 million during 2005 on a pro forma basis, of which $2.8 million had been spent during the nine months ended September 30, 2005. These capital expenditures have been, and we expect will continue to be for IT infrastructure and leasehold improvements. We expect to make net expenditures in furtherance of our research and development efforts of approximately $26.9 million during 2005 on a pro forma basis, of which $19.1 million had been incurred during the nine months ended September 30, 2005.
       Based on our current operations, we believe that cash on hand, together with cash flows from operations and borrowings under the revolving credit portion of our new senior credit facilities, will be adequate to meet our working capital, capital expenditures, debt service and other cash requirements for the foreseeable future. However, our ability to make scheduled payments of principal of, to pay interest on, and to refinance, our indebtedness, including the notes, to comply with the financial covenants under our debt agreements, and to fund our other liquidity requirements will depend on our ability to generate cash in the future, which is subject to a number of factors that are beyond our control, including general economic, financial and competitive factors. We cannot assure you that our business will generate cash flows from operations or that future borrowings will be available under our new senior credit facilities in an amount sufficient to enable us to service our indebtedness, including the notes and to fund our other liquidity needs. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all. See “Risk Factors — Risks Relating to the Notes and Our Indebtedness.”
CONTRACTUAL OBLIGATIONS
       The following table presents, at December 31, 2004, our obligations and commitments to make future payments under contracts and contingent commitments, after giving pro forma effect to the Transactions as if the Transactions had occurred on December 31, 2004:

	Payments Due by Period

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(in thousands)
Term loan(1)	$422,628	$21,876	$43,176	$42,407	$315,169
Senior subordinated notes(2)	398,725	21,525	43,050	43,050	291,100
Operating lease obligations(3)	28,253	6,346	9,711	5,488	6,708
Purchase obligations(4)	7,391	1,926	2,738	1,175	1,552

Total contractual obligations	$856,998	$51,673	$98,675	$92,120	$614,529

(1)	Reflects interest payments on our $275.0 million term loan facility at an assumed interest rate of three-month LIBOR of 4.24% plus 2.75% and reflects principal payments on our term loan facility based on the amortization schedule set forth in our credit agreement.

(2)	Includes required interest payments at an assumed rate of 10.5% per annum.

(3)	We are obligated under noncancelable operating leases for office space and office equipment. The lease for the corporate facility in Windsor, Connecticut expires in 2008 and we have the right to extend the lease for an additional term of five years. We sublease office space under noncancelable leases. We received rental income under these subleases of $512,000, $500,000 and $456,000 for the years ended December 31, 2002, 2003 and 2004, respectively.

(4)	Purchase obligations include the minimum amounts committed under contracts for goods and services.

       As described in “Certain Relationships and Related Party Transactions — Management Agreement,” we will enter into a management agreement with Carlyle in connection with the Acquisition. Pursuant to this agreement, subject to certain conditions, we will pay Carlyle an annual management fee of $1.0 million. We also have employee benefit obligations, which will require us to make future payments.
       In addition, from time to time, we are subject to certain legal proceedings and claims that arise in the normal course of our business and that may affect our liquidity.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
       We will be subject to interest rate risk in connection with borrowings under our new senior credit facilities. Following the consummation of the Transactions, we will have $275.0 million outstanding under the term-loan portion of our new senior credit facilities and expect to have $10.0 million outstanding under the revolving credit portion of our new senior credit facilities, in each case subject to variable interest rates. Each change of 0.125% in interest rates would result in a $343,750 change in our annual interest expense on term-loan borrowings and a $12,500 change in our annual interest expense on revolving loan borrowings, based on our anticipated closing date revolving loan balance. Any debt we incur in the future may also bear interest at floating rates.
       We invoice clients primarily in U.S. dollars and in local currency in those countries in which we have branch and subsidiary operations. We are exposed to foreign exchange rate fluctuations from the time clients are invoiced in local currency until collection occurs. Through September 30, 2005, foreign currency fluctuations have not had a material effect on our financial position or results of operations.

MANAGEMENT
Management and Directors
       The following table provides information regarding our executive officers following the consummation of the Transactions:

Name	Age	Position(s)

William C. Stone	50	Chief Executive Officer
Normand A. Boulanger	43	President and Chief Operating Officer
Patrick J. Pedonti	53	Senior Vice President and Chief Financial Officer
Stephen V. R. Whitman	58	Senior Vice President and General Counsel
Kevin Milne	42	Senior Vice President — International
Board of Directors
       Following the consummation of the Transactions, we expect that our Board of Directors will consist of six members. William C. Stone, our Chief Executive Officer, will be the Chairman of the Board and will have the right to designate one of the remaining Board members. Carlyle will have the right to designate the remaining four Board members, one of whom will be Claudius E. Watts, IV, a Managing Director of Carlyle who has been associated with Carlyle since 2000. Prior to joining Carlyle, Mr. Watts was a Managing Director in the mergers and acquisitions group of First Union Securities, Inc. (now Wachovia Securities).
Employment Agreements
       Following the Acquisition, our current executive officers will continue as executive officers of SS&C. Except with respect to Mr. Stone and Mr. Milne, we do not anticipate that we will enter into employment agreements with our other executive officers after consummation of the Acquisition.
       Holdings and Mr. Stone intend to enter into an employment agreement that will become effective at the closing date of the Acquisition. The new agreement will supersede his current employment agreement with us and will provide for the employment of Mr. Stone as the Chief Executive Officer of Holdings and SS&C. The new agreement will have an initial term of three years and will be automatically renewed for additional one-year terms until terminated either by Mr. Stone or Holdings. The agreement will provide for an annual base salary of $500,000 and will also provide that Mr. Stone will be eligible to receive an annual bonus in an amount to be established by the board of directors of Holdings based on achieving individual and company performance goals mutually determined by the board of directors and Mr. Stone. The employment agreement will provide that, if Mr. Stone is employed at the end of any calendar year, his annual bonus will not be less than $450,000 for that year (subject to proration for the 2005 calendar year). The employment agreement will also entitle Mr. Stone to receive options to purchase shares of common stock of Holdings representing 2% of the outstanding common stock of Holdings on the effective date of the employment agreement.

       The employment agreement will also provide for certain severance payments and benefits. If Holdings terminates Mr. Stone’s employment for cause, if Mr. Stone resigns for good reason (including, under certain circumstances, within three months following a Change of Control (as defined in the employment agreement)) prior to the end of the term, or if Mr. Stone receives a notice of non-renewal of the employment term by Holdings, Mr. Stone will be entitled to receive (i) an amount equal to 200% of his base salary and 200% of his target annual bonus, (ii) vesting acceleration with respect to 50% of his then unvested options and shares of restricted stock and (iii) three years of coverage under our medical, dental and vision benefit plans. In the event of Mr. Stone’s death or a termination of his employment due to any disability that renders him unable to perform his duties under the agreement for six consecutive months, Mr. Stone or his representative or heirs, as applicable, will be entitled to receive (i) vesting acceleration with respect to 50% of his then unvested options and shares of restricted stock and (ii) a pro-rated amount of his target annual bonus. In the event payments to Mr. Stone under his employment or the management agreement described herein cause him to incur a 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Stone will be entitled to an additional payment sufficient to cover such excise tax and any taxes associated with such payment.
       The employment agreement will also contain a non-competition covenant pursuant to which Mr. Stone will be prohibited from competing with us and our affiliates during his employment and for a period equal to the later of (i) four years following the closing date of the Acquisition, in the case of a termination by Holdings for cause or a resignation by Mr. Stone without good reason, and (ii) two years following Mr. Stone’s termination of employment for any reason.
       On June 7, 2004, Mr. Milne entered into an employment agreement with one of our subsidiaries. This employment agreement will remain in effect after the consummation of the Transactions. The agreement provides for an annual base salary of £200,000 and a bonus of up to 50% of the base salary based upon achieving company performance goals and at the discretion of Mr. Stone. Pursuant to the terms of the employment agreement, Mr. Milne received options to purchase shares of our common stock. The agreement contains non-competition and non-solicitation covenants which operate during Mr. Milne’s employment and for three months following his termination date.
Option Awards of Holdings
       In connection with the Acquisition, Holdings expects to adopt an option plan under which our employees (including executive officers), consultants and directors will be eligible to receive awards of options to purchase shares of common stock of Holdings. The aggregate number of shares issuable pursuant to the grants under that plan are expected to be approximately 15% of the fully diluted equity of Holdings immediately after consummation of the Acquisition. Of the contemplated 15% of such shares, it is expected that (i) 5% of such shares will be subject to awards of options that will vest solely upon the continued performance of services by the option holder over time, with 25% of the award vesting on the first anniversary of the grant date and monthly vesting thereafter for the next three years, and (ii) 10% of such shares will be subject to awards of options that will vest upon the achievement of predetermined performance targets, subject to the option holder’s continued performance of services.
       Options granted at the time of the Acquisition are expected to have a per share exercise price based on the fair market value of the underlying common shares of Holdings at the time of closing. Options granted after the completion of the Acquisition will have a per share exercise price based on the fair market value of Holdings at the time of grant.
       It is expected that each of Messrs. Boulanger, Milne, Pedonti, Stone and Whitman will be granted options to purchase shares of Holdings under the terms of the option plan and their respective stock option agreements. In the aggregate, these options are expected to represent approximately 4.9% of the outstanding equity of Holdings on a fully diluted basis. Specifically, it is expected that Mr. Boulanger will be granted options to purchase equity representing approximately 1.5%, Mr. Milne will be granted options to purchase equity representing approximately 0.25%, Mr. Pedonti will be granted options to purchase equity representing approximately 0.75%, Mr. Stone will be granted options to purchase equity representing approximately 2.0%, and Mr. Whitman will be granted options to purchase equity representing approximately 0.40%, in each case of the equity of Holdings on a fully diluted basis.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Management Agreement
       Carlyle, Mr. Stone and Holdings expect to enter into a management agreement at or following the closing of the Acquisition, pursuant to which Holdings will pay (i) Carlyle a fee for certain services provided by it to Holdings in connection with the Transactions and (ii) Mr. Stone a fee in consideration of his commitment to contribute equity to Holdings pursuant to the contribution and subscription agreement and as consideration for Mr. Stone’s agreement to enter into a long-term employment agreement with Holdings, including the non-competition provisions therein. The aggregate amount of these fees is $7.5 million, which will be allocated to Mr. Stone and Carlyle pro rata based on their respective ownership of Holdings following the consummation of the Acquisition. It is expected that the amount of the fee to be paid to Mr. Stone will be approximately $2.25 million and the amount of the fee to be paid to Carlyle will be approximately $5.25 million. Holdings will also pay to Carlyle (i) an annual fee of $1.0 million for certain management services to be performed by Carlyle for Holdings following consummation of the Acquisition and reimburse Carlyle for certain out-of pocket expenses incurred in connection with the performance of such services and (ii) additional reasonable compensation for other services provided by Carlyle to Holdings from time to time, including investment banking, financial advisory and other services with respect to acquisitions and divestitures by Holdings and its subsidiaries or sales of equity or debt interests of Holdings or any of its affiliates.
Contribution and Subscription Agreement
       On July 28, 2005, Mr. Stone and Holdings entered into a contribution and subscription agreement, which provides that, immediately prior to the closing date of the Acquisition, Mr. Stone will contribute to Holdings 4,026,845 shares of our common stock held by him in exchange for the issuance by Holdings to Mr. Stone of newly issued shares of common stock of Holdings, representing approximately 28% of the outstanding equity of Holdings. Mr. Stone and Holdings have since reached an understanding (which is neither an amendment to the contribution and subscription agreement nor a legally binding agreement) to allow Mr. Stone to reduce the number of our shares of common stock that he contributes to Holdings pursuant to the contribution and subscription agreement to 3,921,958 shares, with a value of approximately $146.1 million based on a per share value of $37.25, in light of Mr. Stone’s intention to refrain from exercising any of his outstanding options to purchase shares of our common stock. Accordingly, pursuant to the Merger Agreement, these options will become vested and immediately exercisable at the closing date of the Acquisition and will be assumed by Holdings and converted into options to acquire Holdings’ common stock. The value of these assumed options will be approximately $18.9 million (calculated by multiplying the number of shares subject to each option by the amount, if any, by which $37.25 exceeds the exercise price of the options). The aggregate value of his contributed shares and options will be $165.0 million and will represent approximately 30% of the fully diluted outstanding equity of Holdings, after giving effect to the anticipated equity contributions by Carlyle, but before giving effect to option grants under the Holdings option plan described under “Management — Option Awards of Holdings.” Such shares will not be registered under the Securities Act and, as such, are subject to certain transfer restrictions. If, after the shares are exchanged, the Acquisition fails to be consummated for any reason and the Merger Agreement is terminated, then Holdings would be required to return to Mr. Stone the shares contributed by him to Holdings and Mr. Stone would be required to return to Holdings the shares issued to him.
Employment Agreements
       We have entered into employment agreements with certain of our executive officers as described in “Management — Employment Agreements.”

Stockholders Agreements and Registration Rights Agreement
       At the closing date of the Acquisition, Mr. Stone certain other management and employee option holders that decide to convert their options into options to acquire the common stock of Holdings will become parties to certain stockholders agreements (one in respect of Mr. Stone and another in respect of such other management and employees) and a registration rights agreement with Holdings and Carlyle, which provide for, among other things, restrictions on the transferability of Mr. Stone’s and such other management’s and employees’ equity of Holdings, tag-along rights, drag-along rights and piggy-back registration rights and, in the case of Mr. Stone, demand registration rights and certain super-majority voting rights. The Stockholders Agreement between Mr. Stone, Carlyle and Holdings will also provide that the board of directors of Holdings will initially consist of six members, with Mr. Stone occupying one seat and having the right to designate one of the remaining board members, and with Carlyle having the right to designate the remaining four board members.
Voting Agreement
       On July 28, 2005, Mr. Stone, SS&C Technologies, Inc., Holdings and Sunshine Merger Corporation entered into a voting agreement, which provides that Mr. Stone will vote all his shares of our common stock that he is entitled to vote, which shares in the aggregate represent approximately 24.9% of our outstanding common stock, in favor of the adoption of the Merger Agreement. In addition, Mr. Stone agreed not to vote in favor of any acquisition proposal, reorganization or liquidation of us, any other extraordinary transaction involving us or any corporate action the consummation of which would prevent or delay the consummation of the Transactions.
       In addition, the voting agreement provides that Mr. Stone will not, and will use his reasonable best efforts to cause his representatives not to, (i) take any action to solicit or initiate any acquisition proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to us or facilitate any efforts to implement an acquisition proposal or enter into any agreement with respect to an acquisition proposal. Mr. Stone agreed not to exercise his appraisal rights with respect to the Acquisition.
       The voting agreement terminates upon the earliest of (i) the closing date of the Acquisition, (ii) the termination of the Merger Agreement, or January 31, 2006 and (iii) written notice of termination by Holdings to Mr. Stone.
RLI Insurance Company
       During 2004 and through the third quarter of 2005, RLI Insurance Company paid an aggregate of $133,825 to us for maintenance of our CAMRA and Finesse products. Michael J. Stone, President of RLI Insurance, is the brother of William C. Stone.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SS&C TECHNOLOGIES, INC.
Date: November 4, 2005	By:	/s/ Patrick J. Pedonti
Patrick J. Pedonti
Senior Vice President and Chief Financial Officer